Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 25, 2020, with respect to the consolidated financial statements of National Beef Packing Company, LLC and subsidiaries included in the Annual Report of Jefferies Financial Group Inc. on Form 10-K/A for the fiscal year ended November 30, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Jefferies Financial Group Inc. on Forms S-8 (File No. 333-185318 and File No. 333-232532).

/s/ Grant Thornton LLP
Kansas City, Missouri
March 26, 2020